UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Premiere Global Services, Inc.

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Commencing June 2, 2011, Premiere Global Services, Inc., or PGi, will send the following communication to certain shareholders.

Premiere Global Services, Inc.
Annual Meeting of Shareholders
June 15, 2011

Supplemental Information Regarding Item 1 – Election of Directors and
Item 3 – Advisory Vote on Executive Compensation

     By now you should have received the Premiere Global Services, Inc. Notice of 2011 Annual Meeting and Proxy Statement and 2010 Annual Report. You can also view the proxy statement and annual report on our website at www.pgi.com (follow the “Investor Relations” link to “Annual Reports”). As noted in the “Letter from the Chairman and CEO” in our annual report and in the “Compensation Discussion and Analysis – Executive Summary” section in our proxy statement, PGi made significant progress in 2010 executing on our growth strategy, highlighted by the sale of our messaging business to position us as a focused, pure-play meetings company, the recent launch of our iMeet® and GlobalMeet® virtual meeting solutions, the decrease in our total debt less cash and equivalents by more than 25% and our return to revenue growth.

     The decisive actions taken under the direction and leadership of our Chief Executive Officer, Boland T. Jones, delivered significant value to our shareholders as evidenced by our highest year-over-year revenue growth in almost two years in the first quarter of 2011 and an increase in our stock price of 20% since the beginning of 2011 and approximately 68% above our 52-week low. In addition, we have continued our commitment to return value to our shareholders. In 2010 and 2011, we have repurchased over $63 million of our common stock, or nearly 15% of our outstanding shares of common stock, through our self-tender offer and our stock repurchase program. We believe that our company has exhibited a strong, long-term financial performance record, with a nearly 12% five-year compound annual growth rate for revenues.

     Our compensation committee and board of directors value the opinion of our shareholders, and we have had a number of constructive conversations with our shareholders regarding the provision in our CEO’s employment agreement that provided for a gross-up to cover any excise taxes incurred by him pursuant to Section 4999 of the Internal Revenue Code with respect to payments received in connection with a change in control of our company. Our CEO’s employment agreement had contained this pre-existing benefit since January 1998, and it was not added or amended in his most recent employment agreement. As noted in our previous proxy statements, we do not believe that an excise tax would be imposed on severance payments to our CEO upon a change in control of our company based on certain assumptions using year-end termination calculations through December 31, 2010.

     After taking into account the views of some of our shareholders and evolving market practices, our compensation committee and independent directors, with Mr. Jones’ full support and consent, have amended his employment agreement to remove the excise tax gross-up provision. In addition, our independent directors have adopted a policy that it will not include any such provisions in future agreements or material amendments or extensions of existing agreements. The amendment to Mr. Jones’ employment agreement was filed with the SEC on a current report on Form 8-K on May 31, 2011.

     Two proxy advisory firms, ISS Proxy Advisory Services and Glass Lewis & Co., have recently issued reports that you may have seen regarding the proposals to be voted at our annual meeting of shareholders. Please note that ISS has updated its initial report by changing its voting recommendations to “FOR” six of our seven directors.

     These reports include vote recommendations “against” our company’s recommendation with respect to the advisory vote on executive compensation, commonly referred to as “say on pay,” asserting that there is a misalignment between the compensation of our CEO and company performance. In connection with this advisory vote, we are making every effort to assist our shareholders in understanding this proposal and to facilitate prompt voting. We wanted to bring to your attention a significant disagreement between PGi and these proxy advisory firms with respect to their analyses, which utilize a “one-size-fits-all” approach to evaluate stock-price performance over a multi-year period while at the same time evaluating CEO compensation on a year-over-year basis. For the reasons set forth below, in addition to the information in our proxy statement, we believe ISS’ and Glass Lewis’ recommendations are unwarranted and based on incomplete and inaccurate analyses. We believe that our company’s executive compensation programs do in fact appropriately align executive pay with company performance and achievement of strategic goals and urge you to vote “FOR” our advisory vote on executive compensation.

  ISS’ and Glass Lewis’ valuations of Mr. Jones’ LTI award significantly overstates his total compensation.

     In evaluating our CEO’s compensation, our shareholders should consider that he has not received a salary increase, an increase in bonus opportunity or a long-term incentive, or LTI, award since 2005. As ISS acknowledged in its report, 88% percent of total compensation for our CEO in 2010 was at risk in the form of incentive bonus awards and long-term equity awards compared to 50% in 2009. At the outset, it is also important to note that approximately 48% of his 2010 realized compensation was tied to the achievement of performance goals. In addition, we seek to align our CEO’s interests with those of our shareholders by paying a significant portion (approximately 78% of his 2010 total compensation) in equity awards, where the ultimate economic value to him will depend on future stock performance.

     Unlike many companies, awards under our LTI program are made on a periodic basis, not on an annual basis. Our CEO had not received an LTI award since 2005 and was fully vested in his prior award. The grant date value of his 2010 LTI award generally replicated the annual dollar value of his prior 2005 award. In addition, our compensation committee determined that the award would vest over three years and that a portion would vest based on achievement of pre-determined performance goals. ISS and Glass Lewis have based their analysis using total compensation amounts which include the aggregate grant date fair value of this LTI award, which does not accurately reflect the compensation actually realized by our CEO. We believe that presenting his 2010 LTI award using the amount expensed for financial statement reporting purposes rather than the aggregate grant date fair value more closely reflects and approximates the methodology used in our compensation study, which utilized an annualized straight-line method of valuing LTI awards over their vesting periods. Using the compensation study’s approach, the value of our CEO’s LTI award annualized over three years is $1,865,250 per year, which our compensation study concluded was at market. Accordingly, we included a Supplemental Realized Compensation Table (a condensed version of which is set forth below) in our proxy statement to present total compensation reporting stock awards based on the amount expensed each year, rather than the full grant value and excluding the 2010 LTI award in order to provide more meaningful year-over-year comparisons of compensation, as our CEO will only realize value from his LTI award if he continues to work for us over its three-year vesting period and if our company achieves the specified financial targets included in the performance-based component. Excluding his 2010 LTI award results in total compensation that is more comparable with total compensation for 2009 and 2008. In addition, a portion of our CEO’s cash and stock bonuses and the entire performance-based portion of his LTI award for 2010 was paid or vested in 2011. In fact, Mr. Jones’ W-2 income decreased approximately 19% from 2009 to 2010 and 37% from 2008 to 2010.

Supplemental Realized Compensation Table
Name and Principal Position	Year	Stock Awards Expense ($)	Total Realized Compensation ($)(1)	2010 LTI Award ($)	Total Compensation Excluding 2010 LTI Award ($)(2)

Boland T.
Jones	2010	2,546,904(3)	4,317,898	5,595,750	2,550,884
	2009	2,366,241	3,897,770	—	2,045,429
	2008	2,684,961	4,518,712	—	2,666,251

1 Represents the sum of salary, bonus, non-equity incentive plan compensation and all other compensation computed in accordance with the Summary Compensation Table plus stock awards expense incurred by our company for the given year, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718.

2 Represents the sum of salary, bonus, non-equity incentive plan compensation and all other compensation computed in accordance with the Summary Compensation Table minus the aggregate fair value of his 2010 LTI award.

3 The expense incurred by our company in 2010 for our CEO’s LTI award was $1,767,014 and for his stock bonus was $779,890. One-third of his LTI award and his entire cash and stock bonus amounts are based on our company’s achievement against financial metrics in 2010.

  ISS’ and Glass Lewis’ analyses fail to provide sufficient weight to company performance and alignment with pay for performance or to consider actions that aligned pay with performance during the recession.

     Our compensation committee looks at performance and compensation over time, and we believe that it is important for shareholders as well to look at our CEO’s compensation over recent years and evaluate his 2010 compensation in that light. We believe that focusing on performance and compensation over time incentivizes management to focus on creation of long-term shareholder value. By focusing on year-over-year changes in compensation and failing to evaluate either overall compensation levels or past compensation actions while evaluating stock price performance over a multi-year period, the analysis by ISS and Glass Lewis has the effect of distorting our compensation programs and penalizing companies during periods of economic uncertainties that impact entire industries or the market as a whole.

     The link between pay and performance using our shared financial metrics for incentive bonuses for our executive officers and all bonus-eligible employees is illustrated in the graph below, which shows the strong correlation between our CEO’s total compensation and our company’s annual revenues and adjusted EBITDA during the last five years:

1 Total realized compensation is calculated in accordance with our Supplemental Realized Compensation table, a condensed version of which is set forth above.

2 Adjusted EBITDA is determined as operating income, as reported, before depreciation, amortization, restructuring costs, asset impairments, excise tax expense, net legal settlements and related expenses and acquisition- or divestiture-related costs and excludes equity-based compensation.

     We believe that our CEO’s compensation appropriately reflects our company’s improved financial performance and recovery following the extraordinary challenges precipitated by the global recession. For example, our CEO’s 2009 total realized compensation was significantly lower than in 2008, reflecting pay for performance during the period PGi was hardest hit by the recession, with his 2010 realized compensation more comparable to 2008 pre-recession compensation. If our CEO’s pay is evaluated on a year-over-year basis, we believe that it is most appropriate to compare his compensation in 2010 with that in 2005, which was the last year in which he received an LTI award. The decrease in his total compensation from 2005 to 2010 was approximately 35%.

     In addition, ISS’ and Glass Lewis’ analyses fail to take into account the effect of the recession on compensation in previous years. Neither our CEO’s base salary nor his target bonus opportunities have changed since 2005, and none of our executive officers has achieved 100% of their target incentive bonus awards in the past three years. Our company’s financial results were under tremendous economic pressure as a result of the global recession in 2009, resulting in achievement of only 38% and 57%, respectively, of the possible maximum and target incentive bonus award payments against our shared financial metrics of revenues and adjusted EBITDA, with our company failing to achieve the minimum adjusted EBITDA goals for the second half of 2009 resulting in no payout on this metric. In fact, incentive bonuses were down approximately 38% in 2009 as compared to 2008. The only increase in CEO total compensation in 2010 relates solely to higher bonus payouts as a result of our company’s improved financial performance against established metrics.

  ISS’ and Glass Lewis’ Comparative Financial Performance Analyses Do Not Fairly Represent Our Recent Performance - With Anomalous Circumstances Disproportionately Affecting PGi’s Stock Price

     While we understand the necessity for ISS and Glass Lewis to make an initial determination based upon an objective standard that can be applied to all public companies, we respectfully submit that such a methodology does not provide an accurate comparison of PGi’s performance to that of our true peers. ISS’ and Glass Lewis’ recommendations are based in part by comparing PGi’s total shareholder return, or TSR, with that of a group of primarily telecommunications services companies selected by each of them based on the Global Industry Classification Standard. These groups are not necessarily appropriate comparators for purposes of judging our performance because they include companies engaged in completely different businesses than PGi and do not include certain companies that are clearly recognized by our investors as our competitors. In addition, the results of the companies selected by ISS and Glass Lewis may not be reflective of the same circumstances that negatively affected PGi and our entire industry. Our financial results were severely impacted by the global recession much later in its cycle than most companies, as the need for conferencing and collaboration services such as ours is impacted by high unemployment levels, which have continued in this jobless recovery, and lower business activity. We believe that our industry as a whole experienced these same trends.

     In addition, we believe the returns of companies that comprise the ISS and Glass Lewis selected peer groups had almost reached pre-recession levels in 2010. Our stock price began to suffer in late 2009 into 2010 just as other companies’ stock prices had already began to recover. As explained above, we believe that the use of the annualized TSR metric as the sole evaluation metric does not fairly represent PGi’s performance over the investment horizon. PGi only fell below the median on a three-year basis in 2010, which we believe was due to anomalous factors related to the impact of the global recession and continuing challenging economic climate that our company has taken definitive steps to address, through the efforts of our executive officers under the direction and leadership of our CEO. Notably, our stock price has increased 20% since the beginning of 2011 and approximately 68% above our 52-week low, which we believe reflects improvements in both company performance and business conditions. In addition, we exited 2010 with a return to revenue growth, experienced our highest year-over-year revenue growth in almost two years in the first quarter of 2011 and recently raised our 2011 financial outlook.

     As noted above, we believe that ISS’ analysis failed to reflect a number of important considerations about our compensation program, and we would also like to take this opportunity to address certain assertions set forth in ISS’ report in its pay-for-performance analysis:

o

While ISS issued an updated report to change its vote recommendation to “FOR” six of our directors after we eliminated the excise tax gross-up provision, which was only in our CEO’s employment agreement, and adopted a policy not to include such provisions in future agreements, ISS did not update its governance risk indicators or compensation analysis. ISS continues to include the impact of this now-defunct practice as increasing its levels of concern for two of the five evaluation components of its compensation analysis. The updated report continues to assign a “medium” level of concern to our “Severance/CIC Arrangements” and a “high” level of concern to our “Compensation Committee Communication & Effectiveness” based in part on Mr. Jones’ now-eliminated excise tax gross-up benefit. ISS’ failure to update its analysis to remove these levels of concern undermines its remaining analysis. As ISS acknowledges in its updated report, our board has addressed any shareholder concerns relating to this prior practice by not only amending our CEO’s employment agreement “to eliminate the excise tax gross-up provision effective immediately” but also adopting a policy prohibiting such provisions in future agreements.

o

The report calculates our CEO’s 2010 total compensation, using the Summary Compensation Table amounts, as a percent of GAAP net income, but we believe it is important to note that his 2010 total realized compensation represents approximately 14%, or 9% excluding his 2010 LTI award, of non-GAAP net income from continuing operations, which PGi defines and reconciles to the most comparable GAAP measure in its earnings releases and associated current reports on Form 8-K.

o

The report also makes several assertions relating to our incentive bonuses that we would like to correct. Contrary to the report which states that PGi does not disclose annual targets, page 28 of our proxy statement sets forth our annual financial targets of revenues, adjusted EBITDA and capital expenditures. The report states that our capital expenditure target was not met, when in fact it was achieved at 100%. The report suggests that PGi paid bonuses without achievement of targets, but as fully disclosed in our proxy statement on page 27 and acknowledged by ISS later in its report, our bonus payouts are paid based upon achievement on a sliding scale. In addition, it states that investors are unable to assess the rigor of our performance targets, but we believe that the fact that we have only achieved 58%, 38% and 62% in 2010, 2009 and 2008, respectively, of the possible maximum bonus payout, as disclosed on page 29 of our proxy statement, illustrates the degree of difficulty in achieving these challenging targets.

o

The report states that PGi does not benchmark any level of executive compensation against a defined set of comparable companies. Pages 23 and 24 of our proxy statement list the peer group included in our compensation study and set forth the percentiles for our executive officers’ compensation against the peer group. In addition, we note on page 23 that although our compensation committee does not set compensation at specific percentiles, our compensation committee considers the results of the compensation study in setting executive compensation.

     Given the important factors and considerations outlined above, we urge you to support our continuing efforts to improve shareholder value by voting “FOR” the advisory vote on executive compensation, as well as by following our board’s recommendation on all other agenda items.

     Thank you for your ongoing support of, and continued interest in, PGi.

     Commencing June 2, 2011, PGi will send the following communication to certain shareholders.

Premiere Global Services, Inc.
3280 Peachtree Road, N.E.
The Terminus Building
Suite 1000
Atlanta, Georgia 30305

June 2, 2011

Dear Shareholder:

We have previously sent to you proxy material for the annual meeting of shareholders of Premiere Global Services, Inc., to be held on June 15, 2011. We have also filed definitive additional proxy materials with the Securities and Exchange Commission (SEC), which you may view on the SEC’s website at www.sec.gov. Your Board of Directors unanimously recommends that shareholders vote “FOR” proposals 1, 2 and 3, and “THREE YEARS” on proposal 4.

Your vote is important, no matter how many or how few shares you may own. If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Very truly yours,

Scott Askins Leonard
Secretary

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